EXHIBIT 10.5
October 24, 2020

Joanne Crevoiserat

Dear Joanne,
It is with great pleasure that I confirm our offer to appoint you as Chief Executive Officer of Tapestry, Inc. (“Tapestry” or the “Company”), reporting to the Board of Directors of Tapestry. Upon effectiveness of the appointment, you will continue to be a member of Tapestry’s Executive Committee. You will continue to be considered an “officer” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as an “Executive Officer” of Tapestry pursuant to Rule 3b-7 of the Exchange Act.
Reference is hereby made to your employment letter dated as of June 17, 2019 in connection with your appointment as the Company’s Chief Financial Officer (the “2019 Letter Agreement”) and your letter dated June 20, 2020 in connection with your appointment as Interim Chief Executive Officer (the “Interim CEO Letter Agreement” and, together with the 2019 Letter Agreement, the “Prior Letter Agreements”). This letter details your base salary, bonus opportunity, annual equity opportunity, appointment compensation and other benefits. It also lays out the conditions of your continued employment with Tapestry and supersedes the Prior Letter Agreements, except to the extent expressly set forth herein or set forth in the applicable equity award agreements granted prior to the Effective Date (defined below).

If you accept our offer, you will start in your new role effective October 27, 2020 (the “Effective Date”).

1.Base Salary
$1,300,000 per annum, which will immediately be reduced by 20% to $1,040,000 annually, consistent with the Company-wide salary reductions in effect during fiscal year 2021 for so long as such reductions are in effect.

Your salary will be paid in accordance with the Company’s payroll practices, currently bi-weekly, which are subject to change from time-to-time at the discretion of the Company, and will be paid less withholding and deductions authorized under applicable law.

Performance reviews are typically conducted at the end of our fiscal year, which presently runs from approximately July 1 through June 30. Any merit increases for which you may be eligible would be determined at that time, and would take effect in September. You will next be eligible for a merit increase in September 2021.
2.Incentive Compensation
You will continue to be eligible to participate in the Company’s Performance-Based Annual Incentive Plan ("AIP"), a cash incentive program under which your payout is based on Tapestry’s financial performance, subject to its terms and conditions. As of the Effective Date, your target AIP bonus will be 175% of your salary actually paid from the Effective Date through the end of fiscal year 2021 and for subsequent fiscal years. For the portion of fiscal year 2021 prior to the Effective Date, your target AIP bonus will be governed by the Prior Letter Agreements. The actual AIP bonus payout may range from 0% of target for performance below established thresholds to 200% of target for maximum performance, with performance components, measures and target values to be established by the Company’s Board of Directors or the Human Resources Committee of the Board of Directors (the “Committee”). For avoidance of doubt, for fiscal year 2021, your target AIP bonus will be calculated as follows: 100% of your salary actually paid from the start of fiscal year 2021 until July 21, 2020, the effective date of your appointment as Interim Chief Executive Officer, 150% from July 21, 2020 until the Effective Date and 175% thereafter. Any AIP bonus paid during fiscal year 2021 will reflect your reduced salary, as in effect for any portion of the fiscal year.

Any AIP bonus is paid within three months of the end of the fiscal year and you must be an employee in good standing with the Company on the AIP bonus payment date in order to be eligible to receive any such AIP bonus payment, except as set forth in Section 5 below in the event of your involuntary termination other than for “cause” or your resignation for “Good Reason” (each as defined in the attached Addendum). If you resign your employment without “Good Reason” or are terminated for "cause," you are not eligible for this bonus for the fiscal year in which you provide the required notice of your intent to resign your employment (or resign without notice) or your employment is terminated, as applicable. For the purposes of this letter, termination for “cause” is defined in the Addendum. Please refer to the Corporate Pay section of Tapestry’s intranet, the Loop, for the governing terms and conditions of the AIP bonus plan. In addition, Tapestry’s Board of Directors has adopted an incentive repayment policy (attached) for members of the Executive Committee, which you must sign and return to me coincident with your acceptance of this offer.

3.Equity Compensation
Your compensation package includes a guideline annual equity grant value of $6,500,000 to be granted in a fixed proportion of different equity vehicles, which may include restricted stock units ("RSUs"), performance restricted stock units ("PRSUs"), and/or stock options, as determined annually by the Committee and normally granted in August. Subject to you accepting your appointment and starting in your role by the Effective Date, your next annual grant will be made in August 2021. The number of stock options you receive will be based on the grant price (closing price of Tapestry, Inc. stock on the grant date) and on an industry standard valuation model, Black-Scholes, which determines the value of a stock option. The number of PRSUs and RSUs you receive will be based on the grant price. The grant value and vehicle mix of any future equity grants will be determined based on your position, performance, time in job and other criteria Tapestry determines in its discretion, which are subject to change. All equity awards are subject to approval by the Committee.

With respect to equity grants made prior to the Effective Date, the provisions of the Prior Letter Agreements and the applicable award agreements will continue to apply in full force and effect.

4.Appointment Compensation
You will receive an appointment equity grant with a grant value of $3,500,000 (the “Appointment Grant”). The Appointment Grant will be made on the first business day of the calendar month coincident with or following your Effective Date, subject to your continued employment from the Effective Date until grant date. The Appointment Grant will be 40% options and 60% PRSUs. The PRSUs will be eligible to cliff vest after two years and may vest between 0 to 200% of target shares depending on performance, subject to your continued employment or other service with the Company from the grant date to the vesting date. The stock options will be exercisable one-fourth each year over four years beginning on the first anniversary of the grant date, subject to your continued employment or other service with the Company from the grant date to the vesting date. The number of stock options you receive will be based on the grant price (closing price of Tapestry, Inc. stock on the grant date) and on an industry standard valuation model, Black-Scholes, which determines the value of a stock option. The number of PRSUs you receive will be based on the grant price. In addition, the grant agreement evidencing the PRSU portion of the Appointment Grant will require that you retain the net shares acquired upon vesting for a period of two years following the vesting date. In accepting our offer, you agree that you will repay the Financial Gain (as defined in the applicable award agreement) of the vested portion of the Appointment Grant and forfeit the full amount of the unvested portion(s) if you provide notice of your intent to resign your employment without Good Reason (or resign without notice) at any time within 24 months of your Effective Date, or if your employment is terminated for “cause,” as defined in the Addendum.

You are subject to the terms and conditions of the grant agreements, including, but not limited to, the provisions relating to claw back of equity gains in certain post-employment scenarios. Notwithstanding anything to the contrary in this letter, the terms of the Tapestry, Inc. 2018 Stock Incentive Plan (as it may be amended from time to time, the "Stock Plan") and related grant agreements, as they may be changed from time to time, are controlling.
With respect to the appointment cash bonus you received upon your appointment as Chief Financial Officer, the repayment provisions in the 2019 Letter Agreement will continue to apply in full force and effect. With respect to equity grants made prior to the Effective Date, the provisions of the Prior Letter Agreements and the applicable award agreements will continue to apply in full force and effect.
5.Severance
If your employment at the Company should cease involuntarily for any reason other than for "cause" (e.g., position elimination) or if you resign for “Good Reason,” each as defined in the attached Addendum, and subject to compliance with the Restrictive Covenants set forth in Section 4 in the attached Addendum, you will be eligible to receive (i) cash severance equal to twenty-four (24) months of base salary (“Cash Severance”), (ii) a pro-rated portion of your AIP bonus to be paid on the regular payout date of any AIP bonus which was earned and payable for the fiscal year in which the date of termination occurs (and is actually paid to Tapestry employees for such fiscal year) based on Tapestry’s financial performance, as established by the Company’s Board of Directors or the Committee and (iii) payment on the regular payout date of any AIP bonus which was earned and payable for the prior fiscal year (and is actually paid to Tapestry employees for such fiscal year) based on Tapestry’s financial performance, as established by the Company’s Board of Directors or the Committee, which has not been paid as of the date of termination, provided that your date of termination is after the end of the fiscal year during which such AIP bonus is earned. The Cash Severance will be deemed to be paid subject to and in accordance with the terms, conditions and restrictions set forth in the Company’s Severance Plan for Vice Presidents and Above (including the time and form of payment provisions therein).  For more information, please view the Severance Plan for Vice Presidents and Above on the Loop or contact Human Resources. If you are or become eligible to receive cash severance pursuant to a severance plan sponsored or maintained by the Company that is at least equal to the amount of the Cash Severance, you will not receive the Cash Severance provided hereunder. To receive separation pay set forth in this paragraph, you will be required to sign a waiver and release agreement in the form provided by the Company. This agreement will include restrictions on your ability to compete with the Company and solicit Company employees, customers and vendors.
6.Section 409A of the Internal Revenue Code
It is expressly intended and contemplated that this letter comply with the provisions of Section 409A of the Code and the applicable guidance thereunder ("Section 409A") and that the payments hereunder will either be exempt from Section 409A or will comply with the provisions of Section 409A. This letter will be administered and interpreted in a manner consistent with this intent, and, notwithstanding any provision of this letter to the contrary, in the event that the Company determines that any amounts payable hereunder would be immediately taxable to you under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify you for failure to do so) to amend this letter to satisfy Section 409A or be exempt therefrom (which amendment may be retroactive to the extent permitted by Section 409A).
Notwithstanding any other provision of this letter, if you are a "specified employee" within the meaning of Treas. Reg. §1.409A-1(i)(1), then the payment of any amount or the provision of any benefit under this letter which is considered deferred compensation subject to Section 409A shall be deferred for six (6) months after your "separation from service" or, if earlier, the date of your death to the extent required by Section 409A(a)(2)(B)(i) (the "409A Deferral Period"). In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the Company’s first standard payroll date that arises on or after the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. For purposes of any provision of this letter providing for reimbursements to you, such reimbursements shall be made no later than the end of the calendar year following the calendar year in which you incurred such expenses, and in no event shall the unused reimbursement amount during one calendar year be carried over into a subsequent calendar year. For purposes of this letter, you shall not be deemed to have terminated employment unless you have a "separation from service" within the meaning of Treas. Reg. § 1.409A-1(h). All rights to payments and benefits under this letter shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A. In no event shall any liability for failure to comply with the requirements of Section

409A be transferred from you or any other individual to the Company or any of its affiliates, employees or agents.
7.Benefits
The Company agrees to pay or reimburse reasonable and documented legal fees incurred by you in connection with the negotiation of this offer letter, up to a maximum of $15,000 (fifteen thousand dollars). Such benefit is taxable to you and will be included in your calendar year 2020 Tapestry income. Your other major benefits will include medical, dental, vision, retirement savings, life insurance, short and long term disability, Employee Stock Purchase Plan, employee discount program and 25 business days of vacation per calendar year, as generally provided by the Company to employees at a comparable level in accordance with the plans, practices and programs of the Company, and subject to your satisfaction of applicable eligibility requirements. These benefits are subject to change from time-to-time in the discretion of the Company. We are enclosing a summary of benefits highlighting these programs in Your Tapestry Benefits Overview.
8.Relocation
The Relocation Provisions in the 2019 Letter Agreement will continue to apply in full force and effect.
9.Retirement
Notwithstanding the terms of your equity award agreements, upon your voluntary resignation from the Company after attaining age 62 with not less than five (5) completed years of service with the Company and its affiliates, your voluntary resignation will be deemed a “Retirement,” as such term is defined in applicable award agreements, provided that you continue to comply with the terms and conditions of any restrictive covenants (e.g., non-competition, non-investment in a company competitor, non-solicitation of company employees and customers and nondisclosure of confidential company information), and provided further, that any such awards shall be subject to the terms and conditions of the applicable award agreements and the Stock Plan.
10.Confidentiality
The Company believes strongly in respecting the proprietary rights of third parties and expects each of its employees to honor their confidentiality obligations to former employers. Accordingly, we expect you to fully comply with any and all obligations you may have, including non-compete, non-solicitation and confidentiality obligations.
By accepting this offer, you are re-affirming your representation to the Company that you are not subject to any existing non-compete obligations with your current or former employer that would prevent you from commencing this position with the Company on the Effective Date without restriction or penalty. Further, you are re-affirming your representation that you are currently in compliance with any non-solicitation obligation(s) you have with respect to your current or former employer and that you have not had any discussions with anyone or referred any individuals to the Company in violation of those obligations. The Company does not want, and specifically instructs you not to violate any non-solicitation obligations you may have with respect to your current and former employers and to maintain in confidence, and not destroy, delete or alter, information that is confidential and/or proprietary to your current and former employers. As a reminder, we are offering you this position based upon your talent and the skills you have acquired throughout your career.
As a continuing employee of the Company, and as a part of this offer, you will be subject to the various policies set forth in the attached Addendum, as well as those set forth in the Your Tapestry Benefits Overview that accompanies this offer. Such policies include, but are not limited to, the following:
•Incentive Repayment Policy;
•Executive Stock Ownership Policy;
•Notice of Intent to Terminate Employment;
•Post-Employment Restrictions;
•Code of Conduct;
•Confidentiality, Information Security and Privacy Agreement;
•Consensual Relationship Policy; and
•Other Terms and Conditions of Employment.
By accepting this offer, you are also expressly accepting and agreeing to be bound by and adhere to the Company policies set forth in the attached Addendum and in the packet of materials that accompany this offer letter. This letter, along with the documents attached hereto or referred to herein, constitute the entire agreement and understanding between you and the Company with respect to your employment, and supersedes all prior discussions, promises, negotiations and agreements (whether written or oral) between you and the Company, except as expressly set forth herein with respect to the Prior Letter Agreements.
Joanne, we are excited about your appointment as Chief Executive Officer. This letter and the documents provided herewith constitute the Company’s entire offer. As you review this offer, please feel free to contact me with any questions. To accept the offer, and acknowledge you are not relying on any promise or representation that is not contained in this letter, please sign in the space below and return one of the attached copies to me no later than October 24, 2020.
Sincerely,

/s/ Sarah Dunn____________________
Sarah J. Dunn
Global Human Resources Officer
Tapestry, Inc.
Agreed and accepted by:

_/s/ Joanne Crevoiserat_____ _10/24/20__________________________
Joanne Crevoiserat           Date

ADDENDUM
COMPANY POLICIES & CONDITIONS OF EMPLOYMENT

As an employee of Tapestry, Inc. (the “Company”), you will be subject to the following policies. Please sign the acknowledgement at the end noting your understanding and agreement.

1.Incentive Repayment Policy

Tapestry’s Board of Directors has adopted an incentive repayment policy affecting all performance-based compensation that the Company pays to members of its Executive Committee. Information on this policy is attached. You agree that you remain subject to this repayment policy and that it may change from time-to-time as the Committee deems appropriate and/or as is required by law.

2.Executive Stock Ownership Policy

Tapestry’s Board of Directors has implemented a stock ownership policy for all “Key Executives” and Directors. Information on this policy and the required amounts of stock ownership for your position is attached. As a Key Executive and Section 16(b) officer you will be required to obtain pre-approval of all Tapestry stock transactions from Tapestry’s General Counsel.

3.Notice of Intent to Terminate Employment

If at any time you elect to terminate your employment with the Company, including a valid retirement from the Company, you agree to provide six (6) months’ advance written notice of your intent to terminate your employment and such notice shall be provided via email to the Chair of the Board of Directors, the General Counsel and Secretary and Global Human Resources Officer of Tapestry. Such notice shall include, if applicable, the identity of the prospective employer or entity, your proposed title and duties with that business, person or enterprise, as well as the proposed starting date of that employment or consulting services. After you have provided your required notice, you will continue to be an employee of the Company. Your duties and other obligations as an employee of the Company will continue and you will be expected to cooperate in the transition of your responsibilities. The Company shall, however, have the right in its sole discretion to direct that you no longer come to work or to shorten the notice period. Nothing herein alters your status as an employee at-will. The Company reserves all legal and equitable rights to enforce the advance notice provisions of this paragraph. You acknowledge and agree that your failure to comply with the notice requirements set forth in this paragraph shall result in: (i) the Company being entitled to an immediate injunction, prohibiting you from commencing employment elsewhere for the length of the required notice, (ii) the Company being entitled to claw back any bonus paid to you within 180 days of your last day of employment with the Company, (iii) the forfeiture of any unpaid bonus as of your last day of employment with the Company, (iv) any unvested equity awards and any vested but unexercised stock option awards held by you shall be automatically forfeited on your last day of employment with the Company, and (v) the Company being entitled to claw back any Financial Gain (as defined below) you realize from the vesting of any Tapestry equity award within the twelve (12) month period immediately preceding your last day of employment with the Company. “Financial Gain” shall have the meaning set forth in the various equity award grant agreements that you receive during your employment with the Company.

4.Post-Employment Restrictions

(a) Non-Competition. You are prohibited from, directly or indirectly, counseling, advising, consulting for, becoming employed by or providing services in any capacity to a “competitor” (as defined below) of the Company or any of its operating divisions, brands, subsidiaries or affiliates (collectively, the “Tapestry Group”) during your employment and the twenty-four (24) month period beginning on your last day of employment with the Company (the “Restricted Period”).

“Competitor” includes: the companies, together with their respective subsidiaries, parent entities, and all other affiliates as set forth on Exhibit A, attached hereto (such companies subject to change from time-to-time as posted on Tapestry’s intranet, the Loop). In the event your employment is terminated for any reason (other than for “cause,” as defined below), or if you resign for “Good Reason,” and the Company, at its sole discretion, elects to enforce its right to enjoin you from joining a competitor at any time during the Restricted Period, including prohibiting you from engaging in any of the activities prohibited by this Section 4(a), the Company shall compensate you at your most recent base salary, subject to usual withholdings, to be paid on normal pay cycles, during the remainder of the Restricted Period. The foregoing payments will be made to you solely to the extent that severance or other termination payments are not paid to you during the remainder of the Restricted Period. Nothing herein shall impact or limit your right to receive any severance payments and benefits pursuant to the terms of your offer letter, except that it is expressly understood and agreed that (i) you will not be entitled to receive payments pursuant to this paragraph during any period you are receiving severance or other termination payments and (ii) your receipt of any severance or other termination payments shall not impact the Company’s right to enforce its rights under this Section 4(a) or otherwise.

You agree that if you are offered and desire to accept employment with, or provide consulting services to, another business, person or enterprise, including, but not limited to, a “competitor,” during the Restricted Period, you will promptly inform Tapestry’s Global Human Resources Officer, in writing, of the identity of the prospective employer or entity, your proposed title and duties with that business, person or enterprise, and the proposed starting date of that employment or consulting services. You also agree that you will inform that prospective employer or entity of the terms of these provisions. Failure to abide by the requirements of this Section 4(a) will also be deemed a failure to provide the required advance written notice set forth above under Notice of Intent to Terminate Employment.

(b) Non-Solicitation. You agree that during the Restricted Period, you will not, directly or indirectly, whether alone or in association with or for the benefit of others, without the prior written consent of the Company, hire or attempt to hire, employ or solicit for employment, consulting or other service, any officer, employee or agent of the Tapestry Group (each, a “Protected Person”), or encourage, persuade or induce any Protected Person to terminate, diminish or otherwise alter such Protected Person’s relationship with the Tapestry Group.

For purposes of this Section 4(b) and to avoid any ambiguity, you and the Company agree that it will be a rebuttable presumption that you solicited any Protected Person if such Protected Person commences employment or other service for or on behalf of you or any entity to which you provide services or terminates, diminishes or otherwise alters such Protected Person’s relationship with the Tapestry Group prior to the end of the Restricted Period.

(c) Non-Interference. During the Restricted Period, you will not, directly or indirectly, whether alone or in association with or for the benefit of others, whether as an employee, owner, stockholder, partner, director, officer, consultant, advisor or otherwise, assist, attempt to or encourage (i) any vendor, supplier, customer or client of, or any other person or entity in a business relationship with the Tapestry Group to terminate, reduce, limit or otherwise alter such relationship, whether contractual or otherwise, (ii) any prospective vendor, supplier, customer or client not to enter into a business or contractual relationship with the Tapestry Group or (iii) to impair or attempt to impair any relationship, contractual or otherwise, between the Tapestry Group and any vendor, supplier, customer or client or any other person or entity in a business relationship with the Tapestry Group.

(d) Remedies. You acknowledge that compliance with Section 4 is necessary to protect the business, good will and proprietary and confidential information of the Tapestry Group and that a breach or threatened breach of any provision in Section 4 will irreparably and continually damage the Tapestry Group, for which money damages may not be adequate. Accordingly, in the event that you breach any provision in Section 4, you will forfeit any remaining earned but unpaid bonus and the Company shall be entitled to claw back any bonus paid to you within 180 days of your last day of employment with the Company. In addition, the Company will be entitled to preliminarily or permanently enjoin you from violating Section 4 in order to prevent the continuation of such harm.

(e) Reasonableness of Restrictions. You acknowledge: (i) that the scope and duration of the restrictions on your activities under Section 4 are reasonable and necessary to protect the legitimate business interests, goodwill and confidential and proprietary information of the Tapestry Group; (ii) that the Tapestry Group does business worldwide and, therefore, you specifically agree that, in order to adequately protect the Tapestry Group, the scope of the restrictions in this provision is reasonable; and (iii) that you will be reasonably able to earn a living without violating the terms of these provisions.

(f) Judicial Modification. If any court of competent jurisdiction determines that any of the covenants in Section 4, or any part of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court of competent jurisdiction determines that any of the covenants in Section 4, or any part of them, is invalid or unenforceable because of the geographic or temporal scope of such provisions, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable. You agree that in the event that any court of competent jurisdiction finally holds that any provision of Section 4 constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall apply to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances.

5.Other Terms and Conditions of Employment

If you accept the Company’s offer, our relationship is "employment-at-will." That means you are free, at any time, for any reason, to end your employment with the Company and that the Company may do the same, subject to the advance notice requirements set forth above under Notice of Intent to Terminate Employment. You hereby represent and warrant that you are not currently, and have never been, the subject of any allegation or complaint of harassment, discrimination, retaliation, or sexual or other misconduct in connection with prior employment or otherwise, and have not been a party to any settlement agreement or nondisclosure agreement relating to such matters (the “Representations”).

For the purposes of this letter, termination for “cause” means a determination by the Board that your employment should be terminated for any of the following reasons: (i) your violation of the Company’s Code of Conduct, employee guides, or any other written policies or procedures of the Company, which is not remedied within 30 days of written notice to you, via email, (ii) your violation of any of the Company’s policies regarding sexual harassment and misconduct, (iii) your indictment, conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, (iv) your willful or grossly negligent breach of your duties, (v) any act of fraud, embezzlement or other similar dishonest conduct, (vi) any act or omission that the Company determines could have a material adverse effect on the Company, including without limitation, its reputation, business interests or financial condition, which is not remedied within 30 days of written notice to you, via email (vii) your failure to follow the lawful directives of the Board, which is not remedied within 30 days of written notice to you, via email, (viii) your breach of this offer letter or any other written agreement between you and the Company or any of its affiliates, which is not remedied within 30 days of written notice to you, via email or (ix) your breach of the Representations set forth in this Section 5 above or the Restrictive Covenants set forth in Section 4 above.
For any dispute arising between the parties regarding or relating to this letter and/or any aspect of your employment, the parties hereby consent to the exclusive jurisdiction in the state and Federal courts located in New York, New York. This Agreement will be construed and enforced in accordance with the laws of the state of New York, without regard to conflicts of laws principles.
You have “Good Reason” to resign your employment upon the occurrence of the following without your consent: (i) material diminution of your duties and responsibilities or your ceasing to be the Company’s Chief Executive Officer (principal executive officer), (ii) relocation of the Company’s executive offices more than 50 miles outside of New York, New York,(iii) a reduction in your base salary of more than 20%, other than a reduction that is also applied to members of the Company’s Executive Committee or an equivalent body or (iv) the Company’s material breach of the terms of this Agreement; provided however, that notwithstanding the foregoing you may not resign your employment for Good Reason unless: (x) you provide the Company with at least 30 days prior written notice of your intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) the Company does not remedy the alleged violation(s) within such 30-day period. For the avoidance of doubt, the changes to the terms of your employment described in this letter and your appointment as Chief Executive Officer will not be deemed to give rise to “Good Reason” under your Prior Letter Agreements.
Our agreement regarding employment-at-will may not be changed, except specifically in writing signed by both the Chair of the Human Resources Committee of the Board and the Global Human Resources Officer of Tapestry and you. However, the Company may in its discretion add to, discontinue, or change compensation, duties, Company committees, benefits and policies. Nothing in the preceding two sentences shall be construed as diminishing the financial obligations of either of the parties hereunder, including, without limitation, the Company’s obligations to pay salary, bonus, equity compensation, severance etc., pursuant to the pertinent provisions set forth above. All payments made hereunder are subject to the usual withholdings required by law. In the event of a breach by you of any provision of this offer letter and/or any of the Company policies which are included herewith, you agree to reimburse the Company for any and all reasonable attorney’s fees and expenses related to the enforcement of this agreement, including, but not limited to, the clawback of gains specified hereunder.
Our offer of employment is contingent on the following:
•Formal ratification of this agreement by the Human Resources Committee and the Board;
•Your returning a signed copy of this offer letter by October 24, 2020;
•Your agreement to be bound by, and adhere to, all of the Company’s policies in effect during your employment with the Company, including, but not limited to, the Executive Stock Ownership Policy, Incentive Repayment Policy, Code of Conduct, Consensual Relationship Policy and our Confidentiality, Information Security and Privacy Agreement; and
•The terms and conditions of individual equity award agreements.

Agreed and Accepted by:

_/s/ Joanne Crevoiserat___    10/24/20______________
Joanne Crevoiserat        Date

EXHIBIT A Competitor List (as of the Effective Date)

Adidas AG
Burberry Group PLC
Capri Holdings Limited
Cole Haan LLC
Compagnie Financiere Richemont SA
Fast Retailing Co., Ltd.
Fung Group
G-III Apparel Group, Ltd.
The Gap, Inc.
Kering
L Brands, Inc.
LVMH Moet Hennessy Louis Vuitton SA
Nike, Inc.
Prada, S.p.A.
PVH Corp.
Ralph Lauren Corporation
Samsonite International S.A.
Tory Burch LLC
V.F. Corporation
Under Armour, Inc.